Shareholder meeting results (Unaudited)

January 15, 2010 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld

Ravi Akhoury 			40,115,907 	2,103,942
Jameson A. Baxter 		40,132,491 	2,087,358
Charles B. Curtis 		40,114,346 	2,105,503
Robert J. Darretta 		40,128,336 	2,091,513
Myra R. Drucker 		40,126,073 	2,093,776
John A. Hill 			40,106,073 	2,113,776
Paul L. Joskow 			40,150,445 	2,069,404
Elizabeth T. Kennan* 		40,083,276 	2,136,573
Kenneth R. Leibler 		40,149,303 	2,070,546
Robert E. Patterson 		40,142,716 	2,077,133
George Putnam, III 		40,105,276	2,114,573
Robert L. Reynolds 		40,160,759 	2,059,090
W. Thomas Stephens 		40,133,332 	2,086,517
Richard B. Worley 		40,134,178 	2,085,671

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

Votes for	Votes against	Abstentions	Broker non votes

28,775,950 	5,460,219 	1,179,767 	6,803,913

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

32,320,945 	1,785,745 	1,309,245 	6,803,914

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

28,757,699 	5,398,824 	1,259,414 	6,803,912

A proposal to amend the fundamental investment restriction with respect to diversification of investments was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

29,175,319 	5,043,847 	1,196,770 	6,803,913

A proposal to amend the fundamental investment restriction with respect to borrowing was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

28,323,083 	5,804,103 	1,288,449 	6,804,214

A proposal to amend the fundamental investment restriction with respect to making loans was approved as follows:

Votes for 	Votes against 	Abstentions	Broker non votes

28,427,528 	5,680,570 	1,307,837 	6,803,914

All tabulations are rounded to the nearest whole number.